CleanTech Innovations, Inc. Announces Completion of $10 Million Equity Financing

NEW YORK, July 13 /PRNewswire-FirstCall/ -- CleanTech Innovations, Inc. (OTCBB: EVCPD (temporary symbol); website: www.ctiproduct.com; “CleanTech”), a U.S. company and a market leader in China’s clean technology solutions in the wind and utilities industries, announced today that CleanTech has completed a $10 million private placement of equity securities placed with institutional and other accredited investors in a highly oversubscribed offering.

CleanTech placed an aggregate of 3,333,333 units at $3 per unit, with each unit consisting of one share of common stock plus a three-year warrant to purchase 0.15 shares of common stock at an exercise price of $3 per share. None of the securities issued in the offering were registered. The Company has a total of 22,463,333 shares of common stock issued and outstanding after this offering, or 23,296,666 shares on a fully diluted basis.

William Blair & Company advised CleanTech with this successful financing. First Merger Capital, Inc. acted as the Co-Lead Placement Agent in this offering.  Aegis Capital Corp. acted as Co-Placement Agent in this financing.

Ms. Bei Lu, Chairman & CEO of CleanTech commented: “We are very pleased with the strong demand for this financing led by blue chip institutional investors in an expanded and highly oversubscribed offering. CleanTech intends to use the capital to expand significantly our production capabilities in order to fill rapidly growing orders for wind towers from our longstanding customers, including China’s top three largest national utility companies. Meanwhile, CleanTech intends to apply for the listing of our common stock on a U.S. national stock exchange in the near future.”

About CleanTech Innovations, Inc.
CleanTech Innovations, Inc. (OTCBB: EVCP; website: www.ctiproduct.com) is a U.S. registered public company with primary operations in China. CleanTech designs and manufactures high performance clean technology products that promote renewable energy generation, energy savings and pollution reduction. CleanTech’s products include wind turbine towers, bellows expansion joints and pressure vessels, which are broadly used in the wind power, steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries. CleanTech is a market leader in the domestic production of expansion joints used in Coke Dry Quenching, an advanced clean solution system being installed in the coking and steel industries across China for its ability to reuse waste heat, improve coke quality and reduce pollutants. CleanTech’s longstanding customers include Toshiba, ABB, China State Grid, HuaNeng Energy, Sinosteel and other global industrial leaders. CleanTech is focused on continuously developing innovative products that will improve efficiencies, reduce pollution and reduce costs associated with wasted energy.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect CleanTech Innovations’ current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in CleanTech Innovations’ filings with the Securities and Exchange Commission.

Corporate Contact

Jason Li
Corporate Communications
CleanTech Innovations, Inc.
Tel: 011-86-410-6129600
Email: investors@ctiproduct.com
Website: www.ctiproduct.com